Exhibit 10.5

TERM NOTE

$10,000,000.00	San Diego, California August 16, 2021

FOR VALUE RECEIVED , the undersigned NATURAL ALTERNATIVES INTERNATIONAL , INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at MAC E2901-220, 401 B Street, Suite 2201 San Diego, California 92101, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000.00), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a)   "Benchmark Floor" means a rate of interest equal to zero percent (0%).

(b)    "Federal Reserve Business Day" means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(c)    "Interest Period" means a period of one (1) month during which the entire outstanding principal balance of this Note bears interest determined in relation to SOFR Average, with the understanding that (i) the initial Interest Period shall commence on the date this Note is disbursed and shall continue up to, but shall not include, October 1, 2021, subject to the provisions of (iii) below; (ii) thereafter each Interest Period shall commence automatically, without notice to or consent from Borrower, on the first day of each month and shall continue up to, but shall not include, the first day of the immediately following month; (iii) if any Interest Period is scheduled to commence on a day that is not a Federal Reserve Business Day, then such Interest Period shall commence on the next succeeding Federal Reserve Business Day (and the preceding Interest Period shall continue up to, but shall not include, the first day of such Interest Period), unless the result of such extension would be to cause such Interest Period to begin in the next calendar month, in which event such Interest Period shall commence on the immediately preceding Federal Reserve Business Day (and the preceding Interest Period shall continue up to, but shall not include, the first day of such Interest Period); and (iv) if, on the first day of the last Interest Period applicable hereto the remaining term of this Note is less than one (1) month, said Interest Period shall be in effect only until the scheduled maturity date hereof.

(d)    "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its prime rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate; provided, however, that if Prime Rate determined as provided above would be less than zero percent (0%), then Prime Rate shall be deemed to be zero percent (0%).

(e)    "SOFR" means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator's Website.

(f)    "SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

(g)    "SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http ://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

(h)    "SOFR Average" means, for any Interest Period, the rate of interest per annum determined by Bank as the compounded average of SOFR over a rolling calendar day period of thirty (30) days, as such rate appears on the SOFR Administrator's Website at approximately 3:00 p.m. (New York City time) two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if SOFR Average determined as provided above would be less than the Benchmark Floor, then SOFR Average shall be deemed to be the Benchmark Floor.

(i)    "U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto , recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fixed rate per annum determined by Bank to be one and eight tenths percent (1.8%) above SOFR Average as determined on the first day of each Interest Period. Bank shall be permitted to estimate the amount of accrued interest that is payable at any time hereunder on the applicable invoice provided by Bank to Borrower in respect thereof, in which case Borrower shall pay such estimated amount and Bank shall to the extent necessary , include on the next invoice an adjustment to correct any difference between the amount on the applicable invoice and the amount of interest that actually accrued pursuant to the terms of this Note. Bank is hereby authorized to note the date, principal amount and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a SOFR Average borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a SOFR Average borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.

(b)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to SOFR or SOFR Average, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "EurocurrencyLiabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR or SOFR Average. In determining which of the foregoing are attributable to any SOFR or SOFR Average option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)    Default Interest. Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4.0%) above the rate of interest from time to time applicable to this Note (i) from and after the maturity date of this Note; (ii) from and after the date prior to the maturity date of this Note when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

(d)    Inability to Determine Interest Rates; Illegality. Subject to the Benchmark Replacement Provisions below, if Bank determines (any determination of which shall be conclusive and binding on Borrower) that either (i) SOFR Average cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event or an Early Opt-in Election (an "Inability Determination") or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make or maintain an advance based on SOFR or SOFR Average, or to determine or charge interest rates based upon SOFR or SOFR Average (an "Illegality Determination",) then Bank will so notify Borrower. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Bank to be equal to the Prime Rate in effect from time to time, from the date of an Inability Determination or an Illegality Determination until Bank revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable; provided, however, that no such determination of interest shall take effect during any applicable Interest Period as a result of an Inability Determination. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement , plus any applicable margin, will become effective on the Benchmark Replacement Date and will then supersede the Prime Rate and margin determined in accordance with this provision.

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a swap agreement by and between Borrower and Bank or any of its affiliates is not a loan document):

(a)    Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Note or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

(b)    Benchmark Replacement Conforming Changes. Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(c)    Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

(d)    Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

(i)    "Benchmark" means, initially, SOFR Average; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to SOFR Average or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

(ii)    "Benchmark Administrator" means, initially, the SOFR Administrator or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

(iii)    "Benchmark Replacement " means the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then prevailing market convention for determining a rate of interest as a replacement to the then current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, however, that if the Benchmark Replacement as determined as provided above would be less than the Benchmark Floor, then the Benchmark Replacement shall be deemed to be the Benchmark Floor, subject to any other applicable floor rate provision.

(iv)    "Benchmark Replacement Conforming Changes" means any technical , administrative or operational changes (including, without limitation, changes to the definition of "Interest Period," the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement and to permit the administration thereof by Bank.

(v)    "Benchmark Replacement Date" means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

(vi)    "Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer, or as of a specified future date will no longer be, representative of underlying markets.

(vii)    "Early Opt-in Election" means the election by Bank to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Bank of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a new benchmark interest rate to replace the then-current Benchmark.

(viii)    "Relevant Governmental Body" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York , or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

REPAYMENT:

(a)    Repayment of Principal. Principal shall be payable in installments as set forth on Schedule 1 attached hereto and incorporated herein by this reference, commencing October 1, 2021, and continuing up to and including August 1, 2028, with a final installment consisting of all remaining unpaid principal due and payable in full on September 1, 2028.

(b)    Payment of Interest. Interest accrued on this Note shall be payable on the same day as installments of principal are payable under this Note as set forth on Schedule 1 attached hereto and incorporated herein by this reference, commencing October 1, 2021.

(c)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

PAYMENTS:

If any payment of principal or interest to be made pursuant to this Note, other than a prepayment or a payment due on the maturity date of this Note, shall fall due on a day that is not a Federal Reserve Business Day, payment shall be made on the next succeeding Federal Reserve Business Day, except that, if such next succeeding Federal Reserve Business Day would fall in the next calendar month, such payment shall be made on the immediately preceding Federal Reserve Business Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

PREPAYMENT:

(a)    Prepayment. Borrower may prepay principal on this Note in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time prior to the last day of any Interest Period by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the amount, if any, by which (i) exceeds (ii) below:

(i)

The amount of interest that would have accrued on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Interest Period applicable thereto.

(ii)

The amount of interest that would have accrued on the amount prepaid at the SOFR Average (without adding any spread or margin specified in part (a) under the "INTERES T" section of this Note) that would have been applicable to such amount had this Note been disbursed on the repayment date and remained outstanding until the last day of the Interest Period applicable thereto.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

(b)    Application of Prepayments. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

SWAP AGREEMENT:

Borrower understands and acknowledges that (i) any Swap Agreement constitutes an independent agreement between Borrower and Bank and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap Agreement, (ii) nothing in this Note shall be construed as a modification of a Swap Agreement or create an obligation to amend a Swap Agreement, (iii)    Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap Agreement (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a Swap Agreement), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a Swap Agreement, and (iv) Bank has no obligation to modify, renew or extend the maturity date of this Note to match the maturity date of a Swap Agreement. For the purposes of this Note, "Swap Agreement" means any existing or future swap agreement by and between Borrower and Bank or any of its affiliates.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated May 24, 2021, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if any, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)    Collateral Exclusion. No lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement ("Lien Document") shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after the date hereof. As used herein, "Note Obligations" means any obligations under this Note, as amended, exten ded, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

(c)    Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(d)    Governing Law. This Note shall be governed by and construed in accordance with the laws of California, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

(e)    Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank's satisfaction. Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

By:         /s/

MICHAEL FORTIN,

CHIEF FINANCIAL OFFICER

By:         /s/

KENNETH E. WOLF,

PRESIDENT, SECRETARY

SCHEDULE 1 TO TERM NOTE

Principal Payment Date	Principal Payment Amount

October 1, 2021	$22,732
November 1, 2021	$22,732
December 1, 2021	$22,732
January 3, 2022	$22,732
February 1, 2022	$22,732
March 1, 2022	$22,732
April 1, 2022	$22,732
May 2, 2022	$22,732
June 1, 2022	$22,732
July 1, 2022	$22,732
August 1, 2022	$22,732
September 1, 2022	$22,732
October 3, 2022	$23,423
November 1, 2022	$23,423
December 1, 2022	$23,423
January 3, 2023	$23,423
February 1, 2023	$23,423
March 1, 2023	$23,423
April 3, 2023	$23,423
May 1, 2023	$23,423
June 1, 2023	$23,423
July 3, 2023	$23,423
August 1, 2023	$23,423
September 1, 2023	$23,423
October 2, 2023	$24,136
November 1, 2023	$24,136
December 1, 2023	$24,136
January 2, 2024	$24,136
February 1, 2024	$24,136
March 1, 2024	$24,136
April 1, 2024	$24,136
May 1, 2024	$24,136
June 3, 2024	$24,136
July 1, 2024	$24,136
August 1, 2024	$24,136
September 3, 2024	$24,136
October 1, 2024	$24,870
November 1, 2024	$24,870
December 2, 2024	$24,870
January 2, 2025	$24,870
February 3, 2025	$24,870
March 3, 2025	$24,870
April 1, 2025	$24,870
May 1, 2025	$24,870

June 2, 2025	$24,870
July 1, 2025	$24,870
August 1, 2025	$24,870
September 2, 2025	$24,870
October 1, 2025	$25,626
November 3, 2025	$25,626
December 1, 2025	$25,626
January 2, 2026	$25,626
February 2, 2026	$25,626
March 2, 2026	$25,626
April 1, 2026	$25,626
May 1, 2026	$25,626
June 1, 2026	$25,626
July 1, 2026	$25,626
August 3, 2026	$25,626
September 1, 2026	$25,626
October 1, 2026	$26,406
November 2, 2026	$26,406
December 1, 2026	$26,406
January 4, 2027	$26,406
February 1, 2027	$26,406
March 1, 2027	$26,406
April 1, 2027	$26,406
May 3, 2027	$26,406
June 1, 2027	$26,406
July 1, 2027	$26,406
August 2, 2027	$26,406
September 1, 2027	$26,406
October 1, 2027	$27,209
November 1, 2027	$27,209
December 1, 2027	$27,209
January 3, 2028	$27,209
February 1, 2028	$27,209
March 1, 2028	$27,209
April 3, 2028	$27,209
May 1, 2028	$27,209
June 1, 2028	$27,209
July 3, 2028	$27,209
August 1, 2028	$27,209
September 1, 2028	Remaining Balance